Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

BIODELIVERY SCIENCES INTERNATIONAL, INC.

Under Section 242 of the Delaware General Corporation Law

IT IS HEREBY CERTIFIED THAT:

1. The name of the corporation is BioDelivery Sciences International, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of the State of Delaware on April 18, 2002.

2. The amendment of the Certificate of Incorporation effected by this Certificate of Amendment is to create a classified board of directors comprised of three classes with staggered terms.

3. The Certificate of Incorporation is hereby amended by added thereto a new Article “TWELFTH”, and said Article shall read as follows:

“TWELFTH: The Board of Directors shall be divided into three classes, each such class as nearly equal in number as the then-authorized number of Directors constituting the Board of Directors permits, with the term of office of one class expiring each year. At the annual meeting of stockholders following approval of amendment to the Certificate of Incorporation, the stockholders shall elect the one class of Directors for a term expiring at the annual meeting of stockholders to be held in 2009, another class of Directors for a term expiring at the annual meeting of stockholders to be held in 2010, and another class of Directors for a term expiring at the annual meeting of stockholders to be held in 2011. Thereafter, each Director shall serve for a term ending at the third annual meeting of stockholders of the Corporation following the annual meeting at which such Director was elected. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.”

4. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer signatory below this 24th day of July, 2008.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ James A. McNulty
Name:	James A. McNulty
Title:	Chief Financial Officer